Exhibit 99.1

Statement of Bazaarvoice on Yesterday’s Filing of an Antitrust Action

Against It By the Department of Justice

AUSTIN, Texas – January 11, 2013 – Bazaarvoice, Inc. (Nasdaq: BV) issued the following statement in response to the antitrust action filed by the U.S. Department of Justice (DOJ) regarding Bazaarvoice’s acquisition of PowerReviews:

We are disappointed with the filing of yesterday’s lawsuit. We provided the DOJ with extensive documents, data, and information demonstrating that our acquisition of PowerReviews was procompetitive and did not result in a lessening of competition. We spent more than six months explaining that there is robust and ample competition in the market for social commerce engagement tools. We disagree with the DOJ’s decision to ignore that evidence and we will now shift our attention to a court of law where we expect to be fully vindicated.

There are a number of problems with the DOJ’s complaint but perhaps none more so than their overly narrow definition of the product market. There is no single market for “product ratings and review platforms.” Ratings and reviews are but one of many tools that brands and retailers can use to engage with their customers as part of an overall social commerce strategy to increase awareness of their products. Other prominent tools include Facebook, Twitter, question and answer, and community forums, and many others. We believe the testimony of Bazaarvoice executives, customers, and competitors will demonstrate this to a judge. But even assuming the validity of the DOJ’s product market definition, there is still robust competition for ratings and reviews all over the social commerce landscape – the market is much bigger and more nuanced than the DOJ appreciates.

More generally, we are surprised that the DOJ chose to base this case on a series of dated documents. In doing so, they ignored virtually all of our recent ordinary course documents and substantial economic evidence. The documents excerpted in the complaint, when taken out of context as the DOJ did in its complaint, paint an inaccurate picture of the marketplace. During the litigation, we will focus on rectifying the DOJ’s inaccuracies.

Moreover, contrary to earlier reports, Bazaarvoice complied with the letter and spirit of the Hart-Scott-Rodino Act. Bazaarvoice was not required to report this transaction under the Hart-Scott-Rodino Act because PowerReviews was so small it failed to meet the government’s own required “size-of-person test” that triggers mandatory notification and pre-clearance process. We are surprised that the DOJ would choose to invest scarce and valuable resources in challenging a consummated transaction of an entity that made under $12 million in revenues in its most recent fiscal year. Put simply, at the time it was acquired, PowerReviews was in no way the viable competitive threat the DOJ’s complaint tries to suggest.

Although we are preparing for our day in court, our principal focus is to continue to serve our clients with a full range of social software that helps them engage powerfully with their customers.

About Bazaarvoice

Bazaarvoice, a leading social software company, assists clients in bringing the voice of the customer to the center of business strategy. With over 2,000 clients globally, including over half of the Internet Retailer 500, over 20 percent of the Fortune 500 and over one-third of the Fortune 100, Bazaarvoice helps clients to leverage social data derived from online word of mouth content to increase sales, acquire new customers, improve marketing effectiveness, enhance consumer engagement across channels, increase success of new product launches, improve existing products and services, effectively scale customer support, decrease product returns and enable retailers to launch and manage on-site advertising solutions and site monetization strategies. This online word of mouth content can be syndicated across Bazaarvoice’s global network of client websites, shopper media sites and mobile devices, making the user-generated content that digital consumers trust accessible at multiple points of purchase. Headquartered in Austin, Texas, Bazaarvoice has offices in Amsterdam, London, Munich, New York, Paris, San Francisco, Stockholm and Sydney. For more information, visit www.bazaarvoice.com, read the blog at www.bazaarvoice.com/blog, and follow on Twitter at www.twitter.com/bazaarvoice.

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Media Contact:	Investor Contact:
Matt Krebsbach	Seth Potter
Bazaarvoice, Inc.	ICR, Inc. on behalf of Bazaarvoice, Inc.
Ph: 512-551-6612	Ph: 646-277-1230
E: matt.krebsbach@bazaarvoice.com	E: seth.potter@icrinc.com